Exhibit 99.1

Vaxart, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)	(1)
Assets
Cash and cash equivalents	$157,311	$126,870
Investments in debt securities	19,939	—
Accounts receivable	700	334
Prepaid and other assets	4,393	1,699
Property and equipment, net	2,245	1,480
Right-of-use assets, net	6,350	6,838
Intangible assets, net	14,928	15,361
Total assets	$205,866	$152,582

Liabilities and stockholders’ equity
Accounts payable	$4,638	$2,133
Accrued and other liabilities	3,298	4,908
Liability related to sale of future royalties	15,061	14,929
Operating lease liabilities	6,634	7,208
Total liabilities	29,631	29,178
Stockholders’ equity	176,235	123,404
Total liabilities and stockholders’ equity	$205,866	$152,582

(1) Derived from the audited consolidated financial statements of Vaxart, Inc. for the year ended December 31, 2020, included on the Form 10-K filed with the Securities and Exchange Commission on February 25, 2021

Vaxart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020

Revenue	$506	$2,902
Operating expenses:
Research and development	10,073	1,542
General and administrative	5,944	1,990
Restructuring costs	—	64
Total operating expenses	16,017	3,596
Loss from operations	(15,511)	(694)
Other income and (expenses), net	(458)	(450)
Provision for income taxes	(38)	(153)
Net loss	$(16,007)	$(1,297)
Net loss per share, basic and diluted	$(0.14)	$(0.02)
Shares used in computing net loss per share, basic and diluted	115,422,628	60,677,145